UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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Lowell, Massachusetts

January 25, 2013

Dear Stockholders:

You are cordially invited to attend the M/A-COM Technology Solutions Holdings, Inc. 2013 Annual Meeting of Stockholders on Thursday, March 21, 2013 at 3:00 p.m. (Eastern Time). The meeting will be held in the Merrimack Room of the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01851. Our board of directors has fixed the close of business on January 24, 2013 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of directors (Proposal 1), an advisory resolution to approve our executive compensation (Proposal 2), an advisory vote on the frequency of future advisory votes to approve our executive compensation (Proposal 3), and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2013 (Proposal 4).

Our board of directors recommends that you vote FOR each of Proposals 1, 2 and 4, and vote for an advisory vote to approve our executive compensation every three years with respect to Proposal 3. Each proposal is described in more detail in our Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

John Croteau

President and Chief Executive Officer

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 21, 2013

The 2013 Annual Meeting of Stockholders of M/A-COM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held in the Merrimack Room of the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01851, on Thursday, March 21, 2013 at 3:00 p.m. (Eastern Time) for the following purposes:

1.	To elect two Class I directors nominated by our board of directors to serve until the 2016 Annual Meeting of Stockholders;

2.	To conduct an advisory vote approving the compensation of our named executive officers for fiscal year 2012;

3.	To conduct an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2013; and

5.	To transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on January 24, 2013 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

In accordance with Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about January 25, 2013, and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy from that broker, trust bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,

Clay Simpson

General Counsel and Secretary

Lowell, Massachusetts

January 25, 2013

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on March 21, 2013

This Proxy Statement and our Annual Report are available at: www.proxyvote.com

i

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of M/A-COM Technology Solutions Holdings, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about January 25, 2013 and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 24, 2013 (the “Record Date”).

The Annual Meeting will be held in the Merrimack Room of the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01851, on Thursday, March 21, 2013 at 3:00 p.m. (Eastern Time).

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and certain current and former executive officers for fiscal year 2012, and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 45,795,892 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.

If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker or other agent.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of two Class I directors nominated by our board of directors to serve until the 2016 Annual Meeting of Stockholders;

2.	An advisory vote to approve the compensation of our named executive officers for fiscal year 2012;

3.	An advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2013.

We will also consider any other business that may properly come before the Annual Meeting.

How do I vote?

Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, MA 01851, Attn: General Counsel, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of directors, the two Class I director nominees receiving the largest number of votes will be elected. With respect to Proposals 2 and 4, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. With respect to Proposal 3, the frequency of the advisory vote to approve named executive officer compensation, we will consider the alternative receiving the greatest number of votes – one year, two years or three years – to be the frequency that stockholders approve. Abstentions and broker non-votes are not counted as votes in favor of or against any proposal or, with respect to Proposal 3, any frequency alternative.

What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposals 1, 2 or 3, the broker may not exercise discretion to vote for or against those proposals. With respect to Proposal 4, the ratification of the appointment of our independent registered public accounting firm, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Broker non-votes are not counted as votes in favor of or against any proposal or, with respect to Proposal 3, any frequency alternative.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will we announce the results of the voting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the requirements for admission to the Annual Meeting?

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must bring a legal proxy from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition

As of January 24, 2013, the board of directors was composed of six members, divided into three classes as follows:

•	Class I directors: Peter Chung and Gil Van Lunsen, whose current terms will expire at the Annual Meeting;

•	Class II directors: Charles Bland and Susan Ocampo, whose current terms will expire at our annual meeting of stockholders to be held in 2014; and

•	Class III directors: John Ocampo and John Croteau, whose current terms will expire at our annual meeting of stockholders to be held in 2015.

If elected at the Annual Meeting, Messrs. Chung and Van Lunsen will serve until the 2016 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their earlier death, resignation or retirement. Proxies will be voted in favor of Messrs. Chung and Van Lunsen unless the stockholder indicates otherwise on the proxy. Messrs. Chung and Van Lunsen have consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. The board of directors expects that each of the nominees will be able to serve, but if either of them becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.

Class I Director Nominees for Election to a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

Peter Chung, age 45, has served as a director since December 2010. Mr. Chung is a Managing Director of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director of Ubiquiti Networks, Inc. (“Ubiquiti”), a network communications technology company. Mr. Chung has also served as a director of numerous other public companies, including most recently as a director of NightHawk Radiology Holdings, Inc., a provider of teleradiology services, from March 2004 to December 2010, as a director of SeaBright Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and general liability insurance, from October 2003 to May 2010, and as a director of Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets, from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A from Stanford University. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications semiconductor and technology industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.

Gil Van Lunsen, age 70, has served as a director since August 2010. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 32-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG. Mr. Van Lunsen is currently a member of the board of directors and the audit committee chairman at Array Biopharma Inc., a biopharmaceutical company, and a member of the board of directors and chairman of the audit committee of ONEOK Partners, L.P., a natural gas gathering, processing, storage and transportation company. Previously, Mr. Van Lunsen served as a director of Sirenza and was chairman of its audit committee from October 2003 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007. Mr. Van Lunsen received a B.S./B.A. in accounting from the University of Denver. Mr. Van Lunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP and audit committee chairman at other public companies in our industry and others, provides valuable leadership and insights to our board of directors on accounting, financial and governance matters. Having served as a director of Sirenza, Mr. Van Lunsen has also developed strong domain knowledge of the operational and financial issues facing our company and our industry.

The Board of Directors Recommends a Vote “FOR”

Each of the Board’s Nominees.

Class II Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Charles Bland, age 64, has served as a director since December 2010, and is currently employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland also served as a director and as the chairman of the audit committee of NightHawk Radiology Holdings, Inc., a provider of teleradiology services. During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza from July 2005 through its sale to RFMD in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland also serves as a director of two privately-held companies. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring broad and diverse perspective to our board of directors. His prior CFO and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process.

Susan Ocampo, age 54, has served as a director since December 2010. She has also served as Vice President, Secretary and Treasurer of GaAs Labs, LLC (“GaAs Labs”), a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest shareholder on the board of directors assists the board in making decisions aimed at increasing shareholder value over the long term.

Class III Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

John Ocampo, age 53, has served as our Chairman and as a director since our inception in March 2009. Mr. Ocampo has also served as President of GaAs Labs, a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mr. Ocampo co-founded Sirenza in 1984, served as a director of Sirenza from its inception in 1984 through its sale to RFMD in November 2007, and served in a number of senior executive roles throughout that period, most recently as its Chairman from December 1998 through November 2007. Mr. Ocampo also served as a director of RFMD from November 2007 to November 2008. Mr. Ocampo currently serves as a director of Ubiquiti. Mr. Ocampo also serves as a director of privately-held companies. Mr. Ocampo holds a B.S.E.E. from Santa Clara University. Mr. Ocampo’s strategic vision, developed over more than 30 years successfully leading public and private companies in the RF semiconductor and component industry, is a unique asset to our board of directors. His engineering background and extensive knowledge of our operations, markets and technology provides our board of directors with important insights. We also believe that having our largest stockholder on the board of directors assists the board in making decisions aimed at increasing shareholder value over the long term.

John Croteau, age 51, has served as our Chief Executive Officer and as a director since December 2012, and as our President since October 2012. Mr. Croteau joined us from NXP Semiconductors N.V. (“NXP”), a provider of mixed signal solutions and standard products, where he had previously served as the senior vice president and general manager of its High Performance RF business since May 2008. For three of those years, Mr. Croteau also managed NXP’s Power & Lighting Solutions business. Prior to joining NXP, Mr. Croteau held numerous product management positions at Analog Devices, Inc. (“ADI”), a high-performance semiconductor company, including general manager for ADI’s Convergent Platforms and Services Group as well as product line director for the Integrated Audio Group. Mr. Croteau holds a B.S., Engineering Science and Mechanics, from Penn State University. Mr. Croteau’s qualifications to serve as a director include his unique perspective and insights into our operations as our current Chief Executive Officer, including his knowledge of our products, technologies, business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges. Our board of directors also benefits from Mr. Croteau’s industry perspective, stemming from his broad experience in a variety of executive roles at public semiconductor companies.

There are no family relationships among any of our directors or executive officers, other than John Ocampo, the Chairman of the Board, and Susan Ocampo, a director, who are married to each other.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During fiscal year 2012, including telephonic meetings, our board of directors met 11 times, the audit committee held 5 meetings, the compensation committee held 3 meetings and the nominating and governance committee held 1 meeting. During fiscal year 2012, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which he or she served, except that Mrs. Ocampo attended 64% of the meetings of the board held during fiscal year 2012. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. We completed our initial public offering of our common stock in March 2012 and did not hold an annual meeting of our stockholders in 2012. This will be our first annual meeting of stockholders as a public company.

Director Independence

Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors. Based on information requested from and provided by each director concerning his or her background, employment and affiliates, our board of directors has determined that Messrs. Chung and Van Lunsen qualify as “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. Messrs. Ocampo, Croteau and Bland are not independent according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market because they are our employees, and Mrs. Ocampo is not independent because she is the spouse of one of our executive officers.

The listing requirements and rules of the Nasdaq Stock Market require that the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors and that the audit committee must be comprised of at least three independent directors. Since our initial public offering, we have relied on the transition periods provided by the Nasdaq Stock Market rules, which provide for phase-in compliance in connection with our initial public offering. As a result, we intend to have our audit committee comprised solely of three independent directors by March 2013. We are also currently a “controlled company” as defined by the rules of the Nasdaq Stock Market, and as such are relying on the “controlled company” exceptions of the Nasdaq Stock Market rules, which do not require us to have a board of directors comprised of a majority of independent directors.

Board Leadership Structure

Our board of directors does not currently have a policy as to whether the offices of chair of the board and Chief Executive Officer should be separate. Our board of directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our company. The board of directors believes that its current leadership structure, with Mr. Ocampo serving as Chairman and Mr. Croteau serving as Chief Executive Officer, is appropriate because it enables the board as a whole to engage in oversight of management, promote communication between management and the board and oversee governance matters while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Ocampo and Croteau as a result of their extensive experience in the semiconductor industry.

Risk Oversight

The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The compensation committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate its risk oversight roles.

Board Committees

The board of directors currently has the following standing committees: audit, compensation, and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which complies with applicable rules and regulations of the SEC and the Nasdaq Stock Market. Stockholders may access a copy of each standing committee’s charter on the Investor Relations section of our website at http://ir.macomtech.com/documents.cfm. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee

Our audit committee consists of Messrs. Van Lunsen and Chung, with Mr. Van Lunsen serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of the financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; and reviews related-person transactions that would be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our board of directors has determined that Mr. Van Lunsen is an audit committee financial expert as defined under the applicable rules of the SEC.

Compensation Committee

Our compensation committee consists of Messrs. Van Lunsen and Chung, with Mr. Chung serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers, compensation of our other employees at the level of Vice President or above and non-employee directors of our board of directors. The compensation committee is also responsible for overseeing our employee benefit plans and reviewing and approving our Compensation Discussion and Analysis. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC, the Nasdaq Stock Market and Section 162(m) of Internal Revenue Code of 1986, as amended (the Code). Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to senior executive officers the authority to make certain grants of equity-based compensation to non-officer employees, subject to restrictions set forth in the charter and under applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer and non-employee director compensation, please refer to the section entitled, “Named Executive Officer Compensation – Compensation Discussion and Analysis – How We Set Executive Compensation.”

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Van Lunsen and Chung, with Mr. Chung serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, making recommendations regarding candidates to serve on our board of directors and overseeing evaluations of the board of directors and its committees. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise and characteristics. In addition, the nominating and corporate governance committee is responsible for making recommendations concerning governance matters. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable rules and regulations of the Nasdaq Stock Market.

Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.

When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012 and prior to our March 2012 initial public offering, Messrs. Ocampo and Bland served on our compensation committee. Otherwise, none of the members of our compensation committee in fiscal year 2012 was, at any time during fiscal year 2012 or at any other time, an officer or employee of the Company, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of the Company’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal year 2012.

DIRECTOR COMPENSATION

2012 Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2012. Directors who are also our employees receive no additional compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	All Other Compensation ($)	Total ($)
Gil Van Lunsen (1)	39,583	56,567	—	96,150
Susan Ocampo (2)	18,958	—	360,000	378,958
Peter Chung (3)	31,958	56,567	—	88,525

(1)	Prior to our initial public offering in March 2012, Mr. Van Lunsen was paid a cash stipend of $20,000 per annum for his service to us as a director, payable in quarterly increments in arrears.
(2)	Prior to our initial public offering in March 2012, we paid management service fees of $60,000 per month to GaAs Labs, which is an affiliate of Mrs. Ocampo. See “Certain Relationships and Related Person Transactions – GaAs Labs Management Fee” for more information regarding this arrangement.
(3)	Prior to our initial public offering in March 2012, Mr. Chung did not receive compensation for us for his service on our board of directors.
(4)	On March 20, 2012, we granted each of Messrs. Chung and Van Lunsen an annual restricted stock unit award representing 2,631 shares of our common stock for services as a director during fiscal year 2012. Amounts in the table represent the grant date fair value of such awards.

Following our initial public offering in March 2012, our non-employee directors were compensated under our director compensation program as described below. Our compensation program for our non-employee directors has two elements, cash compensation and equity compensation.

Cash Compensation. The cash component of our non-employee director compensation program includes:

•	a $35,000 annual cash retainer for each non-employee director;

•

an annual cash stipend of $6,000 for each member of the audit committee and the compensation committee, and $4,000 for each member of the nominating and governance committee, in each case excluding the chairmen of such committees; and

•

an annual cash stipend of $15,000 for the chairman of the audit committee, $10,000 for the chairman of the compensation committee and $8,000 for the chairman of the nominating and governance committee.

These cash payments are calculated and paid in quarterly installments in arrears. Directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are also eligible for coverage under our health care insurance plans at their sole expense. In fiscal year 2012, none of our non-employee directors has elected coverage under our health care insurance plans.

Equity Compensation. Directors are also eligible to participate in our 2012 Omnibus Incentive Plan. Each of our non-employee directors is granted an annual restricted stock unit award representing a number of shares of common stock having a grant date fair market value of $50,000 in the aggregate. Each such grant vests in full on or about the first anniversary of its grant date. The annual grants for fiscal year 2012 for Messrs. Chung and Van Lunsen were awarded upon our initial public offering in March 2012 in the amount of 2,631 restricted stock units each, vesting at March 15, 2013. In addition to and not in lieu of the above annual grant, when a non-employee director first joins the board of directors, he or she is granted a second restricted stock unit award representing a number of shares of common stock having an aggregate grant date fair market value representing that portion of $50,000 which is equivalent to the portion of the current calendar year during which such non-employee director serves on the board of directors. Any such grant will vest in full on the next regular annual director award vest date.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of January 24, 2013:

Name	Age	Position
John Ocampo	53	Chairman
John Croteau	51	President, Chief Executive Officer and Director
Conrad Gagnon	58	Chief Financial Officer
Michael Murphy	51	Vice President, Engineering

Executive Officers

For biographical information for Messrs. Ocampo and Croteau, please refer to the section entitled “Proposal 1: Election of Directors.”

Conrad Gagnon has served as our Chief Financial Officer since March 2009. From September 2008 to March 2009, he served as the Chief Financial Officer of M/A-COM Technology Solutions Inc. Prior to that, Mr. Gagnon served for more than 25 years in roles of increasing responsibility associated with related business lines at Cobham Defense Electronic Systems Corp. (“Cobham”) and Tyco Electronics, most recently as Vice President of Finance for the aerospace and defense and commercial business units for Cobham from September 2006 to September 2008. Mr. Gagnon holds a B.S. in Accounting and Computer Sciences from Boston College.

Michael Murphy has served as our Vice President, Engineering, since November 2009. From July 2006 to November 2009, he served as Vice President of Engineering of the Networks Division of TriQuint Semiconductor, Inc., a supplier of RF components for wireless communications. Mr. Murphy holds a B.S.E.E. and an M.S.E.E from the University of Massachusetts and an M.B.A. from Boston University.

NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Objectives of Our Executive Compensation Programs

The compensation committee of our board of directors oversees our named executive officer compensation plans, policies and programs pursuant to our compensation philosophy and objectives under its authority as delegated by our board of directors. Our compensation programs for our named executive officers are designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased shareholder value.

To achieve these goals, we structure our named executive officer compensation programs to provide a competitive level of total compensation and create a strong link with our business results by tying a significant portion of each executive’s compensation to the achievement of specific performance elements that we expect will significantly increase shareholder value.

How We Set Executive Compensation

The compensation in effect for our named executive officers for fiscal year 2012 reflect individually negotiated arrangements that we entered into with each of our named executive officers in connection with their entering into or agreeing to continue in our employ prior to fiscal year 2012, in some cases as updated in fiscal year 2012 as discussed in more detail below under “Base Salary and Benefits.” The compensation arrangement for our Chairman of the Board, which consists of an annual base salary and benefits, was put in place in connection with an acquisition transaction in fiscal year 2009. The specific terms of the compensation arrangements for the other named executive officers were negotiated with our Chairman of the Board or with our Chief Executive Officer serving at the time of such negotiations. Any new compensation arrangements and updates to existing compensation arrangements with our named executive officers implemented since our initial public offering in March 2012 have been approved by our compensation committee.

During fiscal year 2012, while we did not specifically benchmark the total compensation or individual components of compensation for our named executive officers, we used industry total compensation data compiled by Radford, a compensation consultant, as a general benchmark in developing and evaluating our executive compensation programs. Radford compiled compensation data from the following companies that we consider potential competition for executive talent: Anadigics, Analogic, Atheros Communications, Cabot Microelectronics, Hittite, Integrated Device Technology, Intersil, Micrel, Microsemi, Monolithic Power Systems, Power Integrations, RFMD, Semtech, Silicon Image, Silicon Laboratories, Skyworks, Standard Microsystems, Tessera Technologies, TriQuint and Verigy. Based on industry total compensation data gathered by Radford, we believe that our total compensation for our named executive officers in 2012 was generally at market overall, other than in the case of our Vice President, Engineering, where we have attempted to provide the potential for above market total compensation given the importance of the senior technology leader to our overall strategic goals with regard to technology leadership and new product development. Using both the Radford data and subjective factors such as the relative importance we place on each role, considerations of peer equity and other factors, the compensation committee developed a total compensation “target” for each of our named executive officer positions other than that of our Chairman. The compensation committee then developed a total compensation plan, consisting of elements of base pay, annual cash incentive potential and long term equity incentives further discussed below, that provided each named executive officer with the opportunity to realize the targeted total compensation while furthering the objectives of our compensation programs as noted above.

Elements of Executive Compensation

Our compensation program for our named executive officers, other than our Chairman of the Board, consists of the following elements:

•	base salary and benefits;

•	annual cash incentives; and

•	long-term equity incentives.

Base Salary and Benefits

The annual base salary in place for fiscal year 2012 for each of our named executive officers was determined pursuant to the terms of each executive’s employment agreement, and reflects each executive’s relative level of experience and responsibility as well as any discretionary increases to such amounts approved by our board of directors in prior fiscal years. In addition, our board of directors authorized an increase to the base salary of our Vice President, Engineering in connection with its review of our executive compensation levels in fiscal year 2012, with the intent of offering a total compensation package for that role that is slightly above market, in keeping with our focus on technology leadership and new product development, and therefore the importance to us of maintaining strong leadership in this role. As part of that same review and based on a similar motivation, the board also increased the annual cash incentive award opportunity as a percent of salary for our former Chief Executive Officer to 110%.

The following table shows the annual base salaries for our named executive officers in place at the end of fiscal year 2012.

Name	Fiscal Year 2012 Salary	Fiscal Year 2012 Cash Incentive Award Opportunity (% of Salary)
Charles Bland Former Chief Executive Officer (1)	$475,000	110%
Conrad Gagnon Chief Financial Officer	$270,000	100%
John Ocampo Chairman	$300,000	Not applicable
Michael Murphy Vice President, Engineering	$310,000	100%
Robert Donahue Former Chief Operating Officer (2)	$350,000	100%

(1)	Mr. Bland resigned from his position as our Chief Executive Officer in December 2012, but remains employed by us in a transitional role, and continues to serve as a member of our board of directors.
(2)	Mr. Donahue resigned from his position as Chief Operating Officer in December 2011, and subsequently resigned from employment with us in October 2012.

We generally provide our named executive officers health and welfare benefits on the same terms as our other salaried employees, including health benefits and life insurance coverage, as well as the opportunity to receive matching contributions under our 401(k) plan.

We believe that, in order for us to attract top executive talent, we must not be limited to those residing in the Boston metropolitan area and in some cases must be willing to offer to pay an agreed upon amount of relocation, commuting and other related costs. In fiscal year 2012 we made such payments and reimbursements to Mr. Bland regarding his relocation and commuting to work from a home outside the Boston metropolitan area, and also agreed to reimburse him for taxes incurred by him on such payments. Prior to our March 2012 initial public offering, we also paid a management fee to a company affiliated with the Chairman of our Board pursuant to a previously negotiated management services agreement with that company, and we have included these payments in the 2012 Summary Compensation Table as additional compensation to the Chairman. See “Certain Relationships and Related Person Transactions – GaAs Labs Management Fee” for more information regarding these payments.

Annual Cash Incentives

During fiscal year 2012, our named executive officers, other than our Chairman of the Board, have also participated in a special cash incentive program with respect to the first half of fiscal year 2012 and a separate special cash incentive program with respect to the second half of fiscal year 2012. Our board of directors determined the maximum cash incentive award opportunity for each of our named executive officers for 2012 based on its business judgment regarding the appropriate level of incentive opportunity to motivate and retain these executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this business judgment, the board of directors considered each named executive officer’s historical levels of incentive opportunity as well as each named executive officer’s respective salary and level of incentive opportunity relative to those of our other named executive officers. This maximum opportunity was also subject to potential increase or reduction based on individual executive performance during the period. The table included above shows the cash incentive award opportunity of each of our named executive officers for fiscal year 2012, expressed as a percentage of each executive’s annual base salary.

First Half 2012 Program. Payments under the cash incentive program for the first half of fiscal year 2012 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended March 31, 2012:

First Half Fiscal Year 2012 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$28.9 million	$33.3 million	$37.7 million	$29.3 million

We selected adjusted operating income as a performance metric as we believe it is a primary driver of shareholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as amortization expense, restructuring charges, non-recurring charges incurred in connection with acquisitions, divestments, capital-raising events, certain litigation, share-based compensation and other non-cash compensation and asset retirement obligations. If performance exceeded the threshold level, a total pool for all participating employees within the company would be funded at $2.2 million for target performance and $4.4 million for maximum performance, and each named executive officer would be eligible for a payment based on an allocated portion of this pool based on both a specified percentage of annual base salary and the executive’s individual job performance.

In light of our performance for the first half of fiscal year 2012 (see the “Actual Performance” column in the table above), and our determination regarding each named executive officer’s job performance at 100% of expected levels, we paid each named executive officer approximately 5% of their respective annual cash incentive award opportunity.

Second Half 2012 Program. Payments under the cash incentive program for the second half of fiscal year 2012 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended September 30, 2012:

Second Half Fiscal Year 2012 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$35.6 million	$41.5 million	$47.4 million	$32.6 million

We selected adjusted operating income as a performance metric as we believe it is a primary driver of shareholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as amortization expense, restructuring charges, non-recurring charges incurred in connection with acquisitions, divestments, capital-raising events, certain litigation, share-based compensation and other non-cash compensation and asset retirement obligations. If performance exceeded the threshold level, a total pool for all participating employees within the company would be funded at $2.2 million for target performance and $4.4 million for maximum performance, and each named executive officer would be eligible for a payment based on an allocated portion of this pool based on both a specified percentage of annual base salary and the executive’s individual job performance.

Our named executive officers will not receive any payment with respect to this cash incentive award opportunity under the cash incentive program for the second half of fiscal year 2012 because we did not meet the established performance metrics.

Long-Term Equity Incentives

As part of our compensation committee’s review, evaluation and further development of our overall compensation program for our named executive officers in 2012 as described above, and in an attempt to establish a mix of cash and equity compensation for each named executive officer such that we both reward current performance adequately to retain these executives in a competitive marketplace, and provide them with adequate incentives to drive long-term stockholder value, the compensation committee assigned each named executive officer an “equity percentage” as follows:

Name	Fiscal Year 2012 Equity Percentage
Charles Bland Former Chief Executive Officer	110%
Conrad Gagnon Chief Financial Officer	75%
John Ocampo Chairman	Not applicable
Michael Murphy Vice President, Engineering	85%
Robert Donahue Former Chief Operating Officer	65%

This equity percentage, when applied to the sum of each named executive officer’s annual salary and 50% of his annual cash incentive potential, approximates the total cash value of new equity incentive awards we would typically grant to such named executive officer annually under our executive compensation program, subject to time-based vesting restrictions over a period of years. While the equity percentage assigned to a particular executive is considered a guideline and is used by our compensation committee together with annual salary and annual cash incentive potential to evaluate each executive officer’s “total compensation”, the compensation committee retains discretion to vary the amount of any such executive’s annual equity grant based on performance factors, the overall dilutive impact of our employee equity grant program, the amount of unvested equity awards already held by such executive, perceived anomalies in the current valuation of our common stock or otherwise.

In fiscal year 2012, we provided certain of our named executive officers with long-term equity incentives through the grant of full value restricted stock units subject to time-based vesting restrictions under our 2012 Omnibus Incentive Plan. We believe that full value restricted stock units are a useful tool for compensating our executives, in that they align executives’ interests directly with those of our stockholders by increasing in value only if the per share value of our common stock increases. We believe such awards also provide a valuable retention incentive in that they have no associated exercise price. Without an associated exercise price, we require fewer shares to deliver the same amount of retention incentive to a given executive using a restricted stock unit than we would use stock option awards. For this reason, we believe that restricted stock units also reduce the overall potential dilution to our stockholders from our equity-based compensation programs.

We granted our Chief Financial Officer 20,710 restricted stock units and our Vice President, Engineering 4,347 restricted stock units during fiscal year 2012. Our board of directors approved these restricted stock units based on its business judgment that these reflected an appropriate level of long-term incentive to retain these officers and further align their compensation with increases in shareholder value. The size of each award was arrived at by the compensation committee based on considerations of the factors described above, including the value and vesting status of any prior equity incentive awards made to such executives in prior fiscal years which remain outstanding. Except as further described below, we did not grant any long-term incentives to Mr. Bland or Mr. Donahue during fiscal year 2012 because we believed their existing equity incentive awards provided an adequate long-term incentive for them to remain employed with us and build shareholder value. We did not grant any long-term incentives to Mr. Ocampo during fiscal year 2012 because we believed his substantial stockholdings in our company provided an adequate long-term incentive for him to remain employed with us and build shareholder value.

In addition, we sometimes make equity awards in recognition of strong performance by a particular individual. In fiscal year 2012, the compensation committee approved an award of 5,000 restricted stock units, vesting on February 15, 2013, to our former Chief Executive Officer in recognition of his strong leadership throughout a successful initial public offering process.

Severance Arrangements

Because we believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our senior executives without distraction in circumstances arising from the possibility of an involuntary termination of employment without cause, we have agreed to provide certain of our named executive officers with severance benefits in connection with this type of termination. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion of these potential payments.

Tax Treatment of Compensation

Section 162(m) of the Code generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its principal executive officer and the three other most highly compensated named executive officers (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In addition, in the case of a privately held corporation that becomes a public corporation, the $1 million limit generally does not apply to compensation paid pursuant to a compensation plan or agreement that existed prior to the initial public offering. However, a newly public corporation only may rely on this particular exception until the earliest of the following events: (i) the expiration of the plan or agreement; (ii) a material modification of the plan or agreement (as determined under Section 162(m) of the Code); (iii) the issuance of all the employer stock and other compensation allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year in which the initial public offering occurs.

Because we were a privately-held corporation prior to our initial public offering in March 2012, we have not previously taken the deductibility limit under Section 162(m) of the Code into consideration in setting compensation for our executive officers. Under the exception for newly public corporations described above, any equity-based awards granted under our 2012 Omnibus Incentive Plan will not be subject to the $1 million limit, provided such awards are made prior to the earliest of the events specified above. While our compensation committee has not adopted a policy regarding tax deductibility of compensation paid to our named executive officers, we expect that our compensation committee will consider tax deductibility under Section 162(m) as a factor in compensation decisions, but may approve compensation that is not deductible if it believes that such payments are appropriate to attract, retain and motivate our executive officers.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the compensation committee:

Peter Chung (Chairman)

Gil Van Lunsen

2012 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the fiscal year ended September 28, 2012. Unless otherwise specified, positions listed below are those currently held by the named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Charles Bland (3)	2012	475,000	101,200	23,908	41,474	641,582
Former Chief Executive Officer	2011	411,058	888,800	85,200	112,390	1,497,448
Conrad Gagnon	2012	270,000	419,170	13,590	8,098	710,858
Chief Financial Officer	2011	270,000	—	76,680	7,985	354,665
John Ocampo	2012	300,000	—	—	363,706	663,706
Chairman	2011	300,000	—	—	723,773	1,023,773
Michael Murphy	2012	303,854	87,983	15,101	8,171	415,109
Vice President, Engineering	2011	300,000	—	68,164	8,058	376,222
Robert Donahue (4)	2012	350,000	—	6,326	2,639	358,965
Former Chief Operating Officer	2011	336,298	—	88,750	8,086	433,134

(1)	The amounts included under the “Stock Awards” column reflect aggregate grant date fair value of the restricted stock and restricted stock unit awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures.
(2)	Consists of the following amounts for each named executive officer for fiscal year 2012:

Name	Basic Life Insurance Premiums ($)	Company Contributions to 401(k) Plans ($)	Management Service Fee ($)		Relocation, Commuting and Related Tax Gross-Up Payments ($)	Total ($)
Charles Bland	1,014	7,463	—		32,997	41,474
Conrad Gagnon	635	7,463	—		—	8,098
John Ocampo	706	3,000	360,000	*	—	363,706
Michael Murphy	708	7,463	—		—	8,171
Robert Donahue	801	1,838	—		—	2,639

*	Management service fees of $60,000 per month were paid by us to GaAs Labs, which is an affiliate of Mr. Ocampo, through the completion of our initial public offering. See “Certain Relationships and Related Person Transactions – GaAs Labs Management Fee” for more information regarding this arrangement.
(3)	Mr. Bland resigned from his position as our Chief Executive Officer in December 2012, but remains employed by us in a transitional role and continues to serve as a member of our board of directors.
(4)	Mr. Donahue resigned from his position as Chief Operating Officer in December 2011, and subsequently resigned from employment with us in October 2012.

2012 Grants of Plan-Based Awards Table

The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended September 28, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Charles Bland		—	249,375	498,750	—	—
	5/3/2012	—	—	—	5,000	101,200
Conrad Gagnon		—	135,000	270,000	—	—
	5/3/2012	—	—	—	20,710	419,170
John Ocampo		—	—	—	—	—
Michael Murphy		—	150,000	300,000	—	—
	5/3/2012	—	—	—	4,347	87,983
Robert Donahue		—	175,000	350,000	—	—

(1)	The amounts included under this column reflect grant date fair value of the restricted stock unit awards granted during fiscal year 2012, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our Chairman of the Board receives an annual base salary and benefits, but does not participate in our cash incentive or long-term equity incentive compensation programs.

Amounts in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table represent the cash incentive award earned by each named executive officer under the cash incentive programs in place for fiscal year 2012. Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2012 Grants of Plan Based Awards Table represent the cash incentive award opportunity for each named executive officer under the cash incentive programs in place for fiscal year 2012. The amount of each executive’s cash incentive award opportunity is based on the executive’s annual base salary and cash incentive award opportunity percentage. See “Compensation Discussion and Analysis – Annual Cash Incentives” for a more detailed description of these programs.

Amounts in the “Stock Awards” column of the 2012 Summary Compensation Table and the “All Other Stock Awards” column of the 2012 Grants of Plan-Based Awards Table represent restricted stock unit awards granted under our 2012 Omnibus Incentive Plan.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards granted in fiscal year 2012 as more fully described under the heading “Long-Term Equity Incentives” and held by each of our named executive officers at September 28, 2012.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Charles Bland	7/22/10	20,000	—		—		2.00	7/22/20	—		—
	2/8/11		—		—		—	—	30,000	(2)	381,000
	5/3/2012								5,000	(3)	63,500
Conrad Gagnon	9/29/09	4,208			—		0.64	9/29/19	—		—
	10/23/09	—	—		75,000	(4)	0.64	10/23/19	—		—
	5/3/2012								20,710	(5)	263,017
John Ocampo	—	—	—		—		—	—	—		—
Michael Murphy	11/10/09	8,635	42,331	(6)	—		0.64	11/10/19	—		—
	11/10/09	—	—		30,000	(4)	0.64	11/10/19	—		—
	5/3/2012								4,347	(7)	55,207
Robert Donahue	9/29/09	—	—		112,500	(4)	0.64	9/29/19	—		—
	9/29/09	—	—		112,500	(4)	0.64	9/29/19	—		—
	9/29/09	50,000	47,500	(8)	—		0.64	9/29/19	—		—

(1)	Amounts based on the fair market value of our common stock of $12.70 per share, which was the closing price of our common stock on September 28, 2012 as reported on the Nasdaq Stock Market.
(2)	Represents a restricted stock grant which vests as follows: (i) 15,000 shares vest on November 1, 2012 and (ii) 15,000 shares vest of February 1, 2013, subject to Mr. Bland’s continued service with us on each vesting date.
(3)	Represents a restricted stock unit grant which vests on February 15, 2013, subject to Mr. Bland’s continued service with us on the vesting date.
(4)	The options vest based upon achievement of specified financial targets before December 31, 2012, that were not met.
(5)	Represents a restricted stock unit grant which vests as follows: (i) 10,355 restricted stock units vest on May 15, 2014, (ii) 6,903 restricted stock units vest on May 15, 2015 and (iii) 3,452 restricted stock units vest on May 15, 2016, subject to Mr. Gagnon’s continued service with us as of each vesting date.
(6)	Represents unvested options to purchase 150,000 shares of our common stock. One-fifth (1/5) of the options vested on November 2, 2010 with an additional one sixtieth (1/60) of the total options vesting each month thereafter until all options are vested, subject to continued service with us on each vesting date.
(7)	Represents a restricted stock unit grant which vests on May 15, 2016, subject to Mr. Murphy’s continued service with us on the vesting date.
(8)	Represents the unvested portion of options to purchase 150,000 shares of our common stock. One-fifth (1/5) of the options vested on April 1, 2010 with an additional one sixtieth (1/60) of the options vesting each month thereafter until all options are vested, subject to continued service with us on each vesting date.

2012 Option Exercises and Stock Vested Table

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during the fiscal year ended September 28, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Bland	—	—	80,000	1,256,000
Conrad Gagnon	29,166	391,991	—	—
John Ocampo	—	—	—	—
Michael Murphy	15,000	212,400	—	—
Robert Donahue	—	—	—	—

(1)	For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Pension Benefits

We currently do not (and did not in fiscal year 2012) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.

Nonqualified Deferred Compensation

We currently do not (and did not in fiscal year 2012) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.

Potential Payments Upon Termination or Change in Control

Certain of our named executive officers have employment agreements with us that provide for guaranteed payments upon involuntary termination for other than “cause” (as described in each respective named executive officer’s employment agreement) and upon involuntary termination within six months after a change in control. Mr. Ocampo does not have any arrangements with us that provide for payments to him upon his termination or a change of control. A summary of the potential payments that each of our named executive officers would have received upon the occurrence of these events, assuming that each triggering event occurred on September 28, 2012, is set forth below.

	Involuntary Termination for Other than Cause					Involuntary Termination within Six Months Following a Change in Control
Name	Severance ($)	Health/Life Insurance Benefits ($)	Acceleration of Restricted Stock/ Option Awards ($)		Total ($)	Severance ($)	Health Benefits ($)	Acceleration of Stock Options ($)(1)	Total ($)
Charles Bland (2)	—	—	120,650	(1)	120,650	—	—	—	—
Conrad Gagnon (3)	202,500	16,194	—		218,694	—	—	—	—
John Ocampo	—	—	—		—	—	—	—	—
Michael Murphy (3)	155,000	3,299	—		158,299	—	—	—	—
Robert Donahue (3)(4)	175,000	10,796	—		185,796	350,000	21,591	190,500	562,091

(1)	Amounts based on the fair market value of our common stock of $12.70 per share, which was the closing price of our common stock on September 28, 2012 as reported on the Nasdaq Stock Market.
(2)	Pursuant to Mr. Bland’s employment agreement, upon termination of his employment other than for cause prior to February 1, 2013, Mr. Bland will receive accelerated vesting of his restricted stock award at a rate of 5,000 shares per month for each full or partial calendar month he was continuously employed between December 1, 2012 and the date his employment terminates.
(3)	Pursuant to the employment agreements for Messrs. Gagnon, Murphy and Donahue, the payments due to such named executive officer upon an involuntary termination for other than cause would also be due upon such named executive officers’ resignation for “good reason” (as defined in each respective named executive officer’s employment agreement).
(4)	Mr. Donahue resigned from his position as Chief Operating Officer effective December 5, 2011 and subsequently resigned from the Company effective October 1, 2012. In connection with his resignation, we entered into a general release of claims agreement with Mr. Donahue pursuant to which he is entitled to receive: (i) $175,000 in cash severance payments, (ii) medical and related expense reimbursements for 6 months after separation of service and (iii) vesting of 15,000 options on March 30, 2013, provided that the board of directors determines that Mr. Donahue has complied with all aspects of the general release of claims agreement.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote. In accordance with the Exchange Act requirements, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

We encourage stockholders to read the Compensation Discussion and Analysis in this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2012 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The Board of Directors Recommends a Vote “FOR”

the Advisory Resolution to Approve the Compensation of our Named Executive Officers.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a nonbinding, advisory basis, on the frequency of future advisory votes to approve the compensation of our named executive officers as reflected in Proposal 2 above. Stockholders may indicate whether they prefer that we conduct future advisory votes to approve the compensation of our named executive officers every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

The board of directors has determined that holding an advisory vote to approve the compensation of our named executive officers every three years is the most appropriate policy at this time, and recommends that future advisory votes to approve the compensation of our named executive officers occur every third year. Our executive compensation program is designed to create long-term value for our stockholders, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. We also believe that a vote every three years is an appropriate frequency to provide sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes. In addition, many large stockholders rely on proxy advisory firms for vote recommendations. We believe holding a triennial vote will help proxy advisory firms provide more detailed and thorough analyses and recommendations.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. The voting frequency option that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although this advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers is nonbinding, the board of directors and the compensation committee will carefully review and consider the voting results when determining the frequency of future advisory votes to approve the compensation of our named executive officers.

The Board of Directors Recommends a Vote to Conduct Future Advisory Votes to Approve

the Compensation of our Named Executive Officers Every Three Years.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2013. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended September 28, 2012 and September 30, 2011. All fees described below paid to Deloitte & Touche LLP were pre-approved by the audit committee.

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$1,964,664	$3,547,476
Audit-Related Fees	—	—
Tax Fees	313,327	127,597
All Other Fees (2)	2,000	2,000

Total	$2,279,991	$3,677,073

Audit Fees

This category includes the aggregate fees during fiscal years 2012 and 2011 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q, foreign statutory audits as well as for services rendered in connection with our Form S-1 and Form S-8 filings related to our initial public offering, comfort letters, consents and other related matters. Audit fees were significantly higher in fiscal year 2011 compared to fiscal year 2012 due to audits of multiple historical periods during fiscal year 2011 as part of our preparations for our initial public offering.

Audit-Related Fees

There were no audit-related fees to the independent registered public accounting firm or its affiliates in fiscal years 2012 and 2011.

Tax Fees

This category includes the aggregate fees during fiscal years 2012 and 2011 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

All Other Fees

Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macomtech.com/documents.cfm. The audit committee considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 27, 2013.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended September 28, 2012 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2012 for filing with the SEC.

Members of the audit committee:

Gil Van Lunsen (Chairman)

Peter Chung

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of December 28, 2012 for:

•	each person who we know beneficially owns more than five percent of any class of our voting securities;

•	each of our current directors or nominees;

•	each of our named executive officers as set forth in the 2012 Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the table is M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 45,743,265 shares of our common stock outstanding as of December 28, 2012. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of December 28, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Stockholders:

John Ocampo and affiliates (1)	25,232,142	55.2%
Summit Partners, L.P. (2)	9,745,341	20.7%

Directors and Named Executive Officers:

John Ocampo (1)	25,232,142	55.2%
Susan Ocampo (1)	25,232,142	55.2%
Charles Bland (3)	124,232	*
Conrad Gagnon (4)	98,055	*
Robert Donahue	105,000	*
Michael Murphy (5)	22,401	*
John Croteau (6)	23,487	*
Peter Chung (7)	3,462	*
Gil Van Lunsen (8)	10,962	*
All directors and executive officers as a group (8 persons) (9)	25,619,741	55.9%

*	Represents beneficial ownership of less than 1%.
(1)	Represents 23,645,500 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts. Also includes 1,586,642 shares beneficially owned by GaAs Labs, an entity controlled by Mr. and Mrs. Ocampo.
(2)

Represents 6,075,480 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 3,649,030 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 16,224 shares beneficially owned by Summit Investors I, LLC, and 1,145 shares beneficially owned by Summit Investors I (UK), L.P. Shares beneficially owned also include the following shares issuable upon the exercise of warrants that are currently exercisable: 792,454 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 475,960 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 2,116 shares beneficially owned by Summit Investors I, LLC, and 149 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is (i) the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., and (ii) the manager of Summit Investors Management, LLC, which is the managing member of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Partners, L.P., through a three-person Investment Committee currently composed of Bruce R. Evans, Martin J. Mannion and Peter Chung, has voting and dispositive authority over the shares held by each of these entities and therefore, Summit Partners, L.P. beneficially owns such shares. Also includes 3,462 shares issued or issuable within 60 days of December 28, 2012 upon the vesting and settlement of restricted stock units previously granted to Peter Chung, which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the restricted stock units and underlying shares. Summit Partners, L.P. and Summit Master Company, LLC each disclaim beneficial ownership of the restricted stock units and underlying shares except to the extent of their pecuniary interest therein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(3)	Includes 20,000 shares issuable upon the exercise of options that may be exercised within 60 days of December 28, 2012. Also includes 5,000 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2012.
(4)	Includes 4,208 shares issuable upon the exercise of options that may be exercised within 60 days of December 28, 2012.
(5)	Includes 16,776 shares issuable upon the exercise of options that may be exercised within 60 days of December 28, 2012.
(6)	Includes 23,487 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2012.
(7)	Includes 2,631 shares issuable within 60 days of December 28, 2012 upon the vesting and settlement of restricted stock units previously granted to Peter Chung, which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the restricted stock units and underlying shares. Mr. Chung, Summit Partners, L.P. and Summit Master Company, LLC each disclaim beneficial ownership of the restricted stock units and underlying shares except to the extent of their pecuniary interest therein.
(8)	Includes 2,631 shares issuable upon the vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2012.
(9)	Includes 40,984 shares issuable to Messrs. Bland, Gagnon, and Murphy upon the exercise of options that may be exercised within 60 days of December 28, 2012. Also includes 33,749 shares issuable to Messrs. Bland, Croteau, Chung and Van Lunsen upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2012.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions to which we were a party during our last fiscal year or will be a party in the future, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification of Officers and Directors

Our fourth amended and restated certificate of incorporation and second amended and restated bylaws (“Bylaws”) limit the liability of each of our directors and provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. In addition, we have entered into separate indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, provide that we will indemnify our directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director.

GaAs Labs Management Fee

Pursuant to an agreement entered into in fiscal year 2008 and amended in fiscal year 2010, we paid GaAs Labs a management fee of $60,000 per month in exchange for the provision of financial and strategic advisory and other services to us. GaAs Labs is an affiliate of John Ocampo, our Chairman of the Board, and Susan Ocampo, one of our current directors. In fiscal year 2012, we paid GaAs Labs $360,000 under the agreement. The agreement terminated upon the closing of our initial public offering in March 2012.

GaAs Labs Service Agreement

In April 2012, we entered into a services agreement with GaAs Labs whereby GaAs Labs pays us for administrative and business development services provided to GaAs Labs on a time and materials basis. There are no minimum service requirements or payment obligations, and the agreement may be terminated by either party with 30 days notice. In fiscal year 2012, we billed GaAs Labs $185,000 for services provided pursuant to this agreement.

Ubiquiti Design Services Agreement

In February 2012, we entered into a design services agreement with Ubiquiti Networks, Inc. Two of our directors are also directors of Ubiquiti. An affiliate of one of the directors is also an Ubiquiti stockholder. The agreement provides that we will provide engineering services to Ubiquiti toward the development of an IC device. The agreement also provides that Ubiquiti will pay us up to $500,000 for such services based on milestone achievement and sets a unit price for any future production orders of such devices. We received related payments of $200,000 from Ubiquiti through September 28, 2012, which we recognized as revenue during fiscal year 2012.

Compensation Arrangements Between Cobham and Certain Named Executive Officers

In connection with an acquisition transaction in fiscal year 2009, the seller, Cobham Defense Electronic Systems Corporation, agreed to pay a retention bonus to Conrad Gagnon, our Chief Financial Officer, to encourage him to continue employment with us. Any payments pursuant to this arrangement are paid to us by Cobham and distributed to Mr. Gagnon through our payroll. A payment of $55,570 was paid to Mr. Gagnon in December 2011 pursuant to this arrangement.

Class B Preferred Stock IPO Preference Payment

Upon the closing of our initial public offering in March 2012, we were required under the terms of our then-current certificate of incorporation to pay to the holders of our Class B convertible preferred stock a preference payment of $60.0 million in the aggregate. Such holders included Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P. Peter Chung, one of our directors, is a Managing Director of Summit Partners, L.P., which is (i) the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., and (ii) the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Mr. Chung is also a member of Summit PE VII, LLC and a limited partner of Summit Partners PE VII, L.P. As described above under the heading “Security Ownership of Certain Beneficial Owners, Directors, and Management”, Summit Partners, L.P., through its Investment Committee, has voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares.

Second Amended and Restated Investor Rights Agreement

We are party to an investors’ rights agreement, as amended and restated on February 28, 2012, with a group of our stockholders that includes entities affiliated with John and Susan Ocampo, who are both members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, and including certain investment funds affiliated with Summit Partners, L.P., a beneficial owner of more than 5% of a class of our voting securities which is affiliated with another of our directors, Peter Chung. Subject to the terms and conditions of the investors’ rights agreement, these stockholders have registration rights with respect to the shares of our capital stock or warrants they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Tax Reimbursement

In January 2012, our board of directors approved the reimbursement of any tax penalties and interest assessed by state and federal tax authorities against persons who were our stockholders during our 2009 tax year based on amended 2009 Forms K-1 we have issued to those individuals. We were a Subchapter S tax filer during our 2009 tax year, meaning that our stockholders in that period were required to report our taxable income or losses for that period on their personal income tax returns on a pass through basis. The amended Forms K-1 reported lower tax losses than were reported on the original Forms K-1 we issued to the stockholders, which in some cases increased the personal tax obligations of those stockholders, resulting in interest and penalties being assessed against the stockholders by relevant tax authorities. Should the reimbursement of the penalties and interest create additional taxable income to the stockholders, our board of directors also agreed to pay an additional amount to the stockholders to cover the additional tax obligations. Our directors, Mr. and Mrs. Ocampo, owned substantially all of our stock during our 2009 tax year and are entitled to such reimbursement. We anticipate that the aggregate payments we make related to this authorized reimbursement will not exceed $250,000.

Policies and Procedures for Related Person Transactions

We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to approve any related person transactions. Our code of conduct and ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. We intend that all future transactions between us and our directors, executive officers and principal stockholders and their affiliates will be approved in advance by our audit committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required, all required reports under Section 16(a) of the Exchange Act of our directors, executive officers and beneficial holders of more than 10% of our common stock were timely filed during fiscal year 2012, except for one Form 4 for Charles Bland relating to shares of our common stock withheld by us to cover tax withholding obligations upon the vesting of restricted stock.

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2014 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on September 27, 2013, unless the date of the 2014 Annual Meeting of Stockholders is more than 30 days before or after March 21, 2014, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2014 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to and received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between November 11, 2013 and the close of business on December 11, 2013. However, in the event that the 2014 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 21, 2014, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2014 Annual Meeting of Stockholders is made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

Consideration of Stockholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our Bylaws to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

As required by our Bylaws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – M/A-COM Technology Solutions Holdings, Inc., Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. 100 CHELMSFORD STREET LOWELL, MA 01851

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Peter Chung 02 Gil Van Lunsen

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2	Advisory vote to approve the compensation of our named executive officers.						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						3 years	2 years	1 year	Abstain

3	Advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

4	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2013.						☐	☐	☐

NOTE: To act upon any such other matters as may properly come before the meeting or any adjournments of postponements thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Annual Meeting of Stockholders

March 21, 2013 3:00 PM Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Croteau and Conrad Gagnon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 P.M. Eastern Time on March 21, 2013, in the Merrimack Room of the Radisson Hotel located at 10 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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